Exhibit 99.1

***FOR IMMEDIATE RELEASE***

CONTACT:
Larry Kenyon, Chief Financial Officer	Paul Arndt, Corporate Communications Manager
lkenyon@neophrm.com	parndt@neophrm.com
847-295-8678 x 210	847-295-8678 x 215

NEOPHARM ANNOUNCES RESIGNATION OF PRESIDENT AND CEO

Board Appoints Ronald G. Eidell, a Director, as Interim Chief Executive Officer

Board Initiates Executive Search for Permanent CEO

LAKE FOREST, Illinois – March 9, 2005 – NeoPharm, Inc. (Nasdaq/NM: NEOL) today announced the resignation of Gregory P. Young as the Company’s President and Chief Executive Officer and as a member of the Board of Directors, effective March 8, 2005, to pursue other opportunities.  The NeoPharm Board of Directors has elected Ronald G. Eidell, a member of its Board of Directors, as the Company’s interim Chief Executive Officer, effective immediately.  Mr. Eidell will continue to serve as a member of the Board of Directors, which plans to promptly commence a search for a permanent Chief Executive Officer.

“We appreciate Greg’s contributions to NeoPharm during his tenure as CEO,” said Rick Hanson, NeoPharm’s Chairman of the Board of Directors.  “We wish him well in his future endeavors.”

Mr. Eidell joined the NeoPharm Board of Directors in November, 2004.  Prior to his appointment as interim CEO, Mr. Eidell has been serving as the Chair of the Audit Committee, and a member of the Company’s Corporate Governance Committee.

Mr. Eidell is a partner with Tatum Partners, LLP, a national professional services firm.  He is a financial executive with over 30 years experience with both small and large, public and private companies, domestic and international.  He has been CFO with three public companies - NovaMed, Inc., (Nasdaq: NOVA), Metromail Corporation (NYSE: ML), and Advanced Systems, Inc. (NYSE: ASY) - and one private company – Esoterix, Inc. – covering a variety of industry areas – health care services, information services, business services and printing.  His professional experience includes 10 years in public accounting with Arthur Andersen, and 13 years with R.R. Donnelley, where he served as General Auditor, Corporate Controller, and Senior Vice President of Finance and Treasurer.  He had a leading role in two successful IPOs – Metromail Corp. in 1996 and NovaMed in 1999.  Until December 2003, Mr. Eidell was Executive Vice President and CFO of Esoterix, Inc., a $120 million net revenue, private company providing medical testing services – including clinical trials services – to health care professionals and organizations, including biopharmaceutical companies.  Mr. Eidell currently serves on the board of NeoPharm, Inc.  Mr. Eidell received his MBA from the University of Chicago, and his Bachelors of Science in Business Administration from Drexel University, Philadelphia, Pennsylvania, where he also serves on the Dean’s Advisory Council to the University’s LeBow College of Business.

-more-

Conference Call

NeoPharm will host a conference call to discuss the foregoing events.  The conference call will be held on:

Wednesday, March 9, 2005 at 11:00 a.m. ET/10:00 a.m. CT

Domestic:	800-299-7635, passcode 27559164
International:	617-786-2901, passcode 27559164

Audio replays will be available through March 16, 2005.

Domestic:	888-286-8010, passcode 44346777
International:	617-801-6888, passcode 43346777

The live call and replay will also be available via webcast at www.neophrm.com.

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Forest, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a portfolio of cancer compounds in various stages of development.  Additional information can be obtained by visiting NeoPharm’s Website at www.neophrm.com.

Forward Looking Statements – This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to the initiation, progress and outcomes of clinical trials of the Company’s drug product candidates, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in obtaining the services of a permanent, qualified Chief Executive Officer, as well as in financing, development, testing, regulatory approval, production and marketing of the Company’s drug and non-drug compounds, uncertainty regarding the availability of third party production capacity, uncertainty regarding the outcome of damage claims made by or against the Company, the Company’s financial guidance and projections, the Company’s ability to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.